Exhibit 99.7

SELECTED FINANCIAL DATA

Consolidated Summary of Operations
For the years ended December 31, 2003-1999

(in millions, except share data)	2003(1)	2002(2)	2001(3)	2000(4)	1999(5)

Operating revenues(8)	$14,087	$13,866	$13,879	$16,741	$14,883
Operating expenses(8)	14,872	15,175	15,481	15,104	13,565

Operating income (loss)	(785)	(1,309)	(1,602)	1,637	1,318
Interest income (expense), net(6)	(721)	(629)	(410)	(257)	(126)
Miscellaneous income (expense), net(7)	326	17	80	328	901
Gain loss on extinguishment of debt, net	—	(42)	—	—	—
Fair value adjustments of SFAS 133 derivatives	(9)	(39)	68	(159)	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	(1,189)	(2,002)	(1,864)	1,549	2,093
Income tax benefit (provision)	416	730	648	(621)	(831)

Net income (loss) before cumulative effect of change in accounting principle	(773)	(1,272)	(1,216)	928	1,262

Net income (loss) after cumulative effect of change in accounting principle	(773)	(1,272)	(1,216)	828	1,208
Preferred stock dividends	(17)	(15)	(14)	(13)	(12)

Net Income (loss) attributable to common shareowners	$(790)	$(1,287)	$(1,230)	$815	$1,196

Earnings (loss) per share before cumulative effect of change in accounting principle
Basic	$(6.40)	$(10.44)	$(9.99)	$7.39	$9.05
Diluted	$(6.40)	$(10.44)	$(9.99)	$7.05	$8.52

Earnings (loss) per share
Basic	$(6.40)	$(10.44)	$(9.99)	$6.58	$8.66
Diluted	$(6.40)	$(10.44)	$(9.99)	$6.28	$8.15

Dividends declared per common share	$0.05	$0.10	$0.10	$0.10	$0.10

Other Financial and Statistical Data
For the years ended December 31, 2003-1999

	2003(1)		2002(2)		2001(3)		2000(4)		1999(5)

Total assets (millions)	$25,939		$24,303		$23,605		$21,931		$19,942
Long-term debt and capital leases (excluding current maturities) (millions)	$11,538		$10,174		$8,347		$5,896		$4,303
Shareowners’ (deficit) equity (millions)	$(659)		$893		$3,769		$5,343		$4,908
Shares of common stock outstanding at year end	123,544,945		123,359,205		123,245,666		123,013,372		132,893,470
Revenue passengers enplaned (thousands)	104,452		107,048		104,943		119,930		110,083
Available seat miles (millions)(8)	139,505		145,232		147,837		154,974		147,073
Revenue passenger miles (millions)(8)	102,301		104,422		101,717		112,998		106,165
Operating revenue per available seat mile(8)	10.10	¢	9.55	¢	9.39	¢	10.80	¢	10.12	¢
Passenger mile yield(8)	12.73	¢	12.26	¢	12.74	¢	13.86	¢	13.14	¢
Operating cost per available seat mile(8)	10.66	¢	10.45	¢	10.47	¢	9.75	¢	9.22	¢
Passenger load factor(8)	73.33%		71.90%		68.80%		72.91%		72.18%
Breakeven passenger load factor(8)	77.75%		79.25%		77.31%		65.29%		65.37%
Available ton miles (millions)	20,421		21,548		22,282		22,925		21,245
Revenue ton miles (millions)	11,271		11,698		11,752		13,058		12,227
Operating cost per available ton miles	68.99	¢	67.82	¢	69.48	¢	65.88	¢	63.85	¢
Cargo ton miles (millions)	1,404		1,495		1,583		1,855		1,747
Cargo ton mile yield	33.08	¢	30.62	¢	31.95	¢	31.46	¢	32.10	¢
Fuel gallons consumed (millions)	2,370		2,514		2,649		2,922		2,779
Average price per fuel gallon, net of hedging gains	81.78	¢	66.94	¢	68.60	¢	67.38	¢	51.13	¢

(1) Includes a $268 million charge ($169 million net of tax, or $1.37 diluted EPS) for restructuring, asset writedowns, pension settlements and related items, net; a $398 million gain ($251 million net of tax, or $2.03 diluted EPS) for Appropriations Act compensation; and a $304 million gain ($191 million net of tax, or $1.55 diluted EPS) for certain other income and expense items (see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 10-K).

(2) Includes a $439 million charge ($277 million net of tax, or $2.25 diluted EPS) for restructuring, asset writedowns, and related items, net; a $34 million gain ($22 million net of tax, or $0.17 diluted EPS) for Stabilization Act compensation; and a $94 million charge ($59 million net of tax, or $0.47 diluted EPS) for certain other income and expense items (see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 10-K).

(3) Includes a $1.1 billion charge ($695 million net of tax, or $5.63 diluted EPS) for restructuring, asset writedowns, and related items, net; a $634 million gain ($392 million net of tax, or $3.18 diluted EPS) for Stabilization Act compensation; and a $186 million gain ($114 million net of tax, or $0.92 diluted EPS) for certain other income and expense items (see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 10-K).

(4) Includes a $108 million charge ($66 million net of tax, or $0.50 diluted EPS) for restructuring, asset writedowns, and related items, net; a $151 million gain ($93 million net of tax, or $0.70 diluted EPS) for certain other income and expense items; and a $164 million cumulative effect, non-cash charge ($100 million net of tax, or $0.77 diluted EPS), resulting from our adoption of SFAS 133 on July 1, 2000.

(5) Includes a $469 million charge ($286 million net of tax, or $1.94 diluted EPS) for asset writedowns; $927 million gain ($565 million net of tax, or $3.83 diluted EPS) from the sale of certain investments; an $89 million non-cash charge ($54 million net of tax, or $0.37 diluted EPS) from the cumulative effect of a change in accounting principle resulting from our adoption on January 1, 1999 of SAB 101; and a $40 million charge ($24 million net of tax, or $0.16 diluted EPS) for the early extinguishment of certain debt obligations.

(6) Includes interest income.

(7)Includes gains (losses) from the sale of investments.

(8)Reflects the reclassifications discussed in Note 1 of the Notes to the Consolidated Financial Statements related to our contract carrier arrangements.

2